Collectors Universe Reports Results for the Third Quarter Ended March 31, 2007

NEWPORT BEACH, Calif., May 11 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its third fiscal quarter and nine months ended March 31, 2007.

Operating Results

Net revenues in the three and nine months ended March 31, 2007 increased by 10.6% and 13.2%, respectively, as compared to the same periods of the prior fiscal year. However, notwithstanding the increases in net revenues, we incurred operating losses of $416,000 and $1,161,000, respectively, for the three and nine months ended March 31, 2007, as compared to operating income of $1,302,000 and $2,830,000 in the three and nine months ended March 31, 2006. As a result, for the current third quarter we incurred a loss from continuing operations of $68,000 or $0.01 per diluted share compared with income of $1,094,000 or $0.12 per diluted share for the third quarter of last year and for the nine months, we earned income from continuing operations of $135,000 or $0.02 per diluted share compared to $2,627,000 or $0.30 per diluted share.

The declines in our operating income, reflect (i) increased operating losses of $1,302,000 and $2,794,000 for the three and nine months ended March 31, 2007, respectively, incurred by our diamond and colored gemstone authentication and grading businesses, as we invest in those businesses by promoting our service offerings and increasing authentication and grading capacity in anticipation of the growth of diamond and gemstone submissions in the future; (ii) decreases of $216,000 and $847,000, respectively, in the operating income of our coin grading business in the three and nine months ended March 31, 2007, respectively, due primarily to an increase in costs resulting from the addition of coin grading capacity in anticipation of increased volumes of submissions and to reduce turnaround times; and (iii) increased infrastructure-related costs of $182,000 and $469,000 in the three and nine months ended March 31, 2007, respectively, as we continued to upgrade and expand our internal systems to support increased business and entry into new markets.

The $1,059,000 (10.6%) and $3,478,000 (13.2%) increases in revenues in the three and nine months ended March 31, 2007, respectively, compared to the same periods of the prior year, included increases in the level of grading and authentication fees earned and in other related services. The $545,000 (6.1%) and $1,659,000 (7.0%) increase in grading and authentication fees earned in the three and nine months ended March 31, 2007 respectively, included an increase in coins and sportscards grading revenues as well as increases in revenues earned from the Company's newer diamond and colored gemstone businesses. In the third quarter there was a lower level of First Strike submissions than the same period of the prior year, due to a number of factors, including a dispute concerning PCGS's First Strike designation. The increases in other related services of $514,000 (49.4%) and $1,819,000 (68.5%), in the three and nine months ended March 31, 2007, respectively, were primarily due to revenues generated by our collectibles convention business.

Financial Condition

At March 31, 2007, cash and cash equivalents totaled $43.1 million compared with $52.1 million at June 30, 2006. The net cash usage of approximately $9.0 million since June 30, 2006 resulted from the $6.3 million of cash used to fund the acquisition of AGL, our colored gemstone grading business, and Expos, our collectibles trade show and convention business, during the first quarter of fiscal 2007 and $2.6 million of capital expenditures primarily to increase capacity for the diamond grading and colored gemstone operations. In addition, the Company used cash of $949,000 for repurchases of its common stock and $2.3 million to pay quarterly cash dividends to stockholders. These cash usages were net of repayments on Dealer Financing notes receivable of $1.7 million.

Commentary and Outlook

Michael Haynes, Chief Executive Officer, stated, "As we continue our strategy of re-investing a portion of the cash flow in our jewelry operations, we reported a consolidated operating loss from continuing operations in the third quarter, yet despite the loss, cash flows from consolidated operations in the quarter were approximately $1.1 million. The collectibles operations continued to provide a stable source of operating income and cash flow, while the re-investment in our jewelry operations, specifically with the discretionary marketing investment, was at a seasonal high. Our coin operations recorded a modest increase in revenues year-over-year on a smaller unit base, in part because of lower submissions in the First Strike program. Our jewelry operations continue to show improvement in both units and revenue compared to the same period from the prior year, though operating at a net loss at the reported volume levels. Although seasonally the March quarter would be expected to provide approximately half the units and revenue of the December quarter, both the diamond and colored gemstone operations reported better seasonal results as the respective divisions begin to bring new volume from retailer-demanded programs in advance of the holiday 2007 selling season. The March quarter is the beginning of the holiday planning cycle for large retailers, currently our most significant customers, and such planning continues into the June quarter. To serve this cycle, most of the jewelry trade shows are in the March and June quarters and decisions for services such as authentication and grading begin in the March quarter, with the majority of the plans finalized early in the September quarter. Consequently, for the jewelry operations we expect to invest approximately 80% of the annual marketing budget in the March and June quarters.

"During the fourth quarter of fiscal 2007, our collectibles operations are expected to continue to contribute consistent cash flow, while we expect to complete the planned remaining portion of our marketing investment in our jewelry operations toward the holiday 2007 season," Haynes continued. "As in the March quarter, we anticipate adding new customer programs and accounts on a modest basis in our diamond grading operations as we continue our selling processes to secure more retailer programs for the 2007 holiday season. With the launch of new services in our colored gemstone grading operations during the March quarter for gemstones valued at $500 and up; a large market segment that we believe is not currently addressed for colored gemstones, we anticipate increased testing and evaluation of those services by manufacturers and retailers in the June quarter, providing decision-making data for the 2007 holiday season."

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results at 11.00 a.m. Eastern/8.00 a.m. Pacific today, May 11, 2007. Interested parties may participate in the conference call by dialing 800-366-7449 or 303-262-2139, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through May 18, 2007, by dialing 800-405-2236 or 303-590-3000 and entering access code 11089806#. A live webcast of the conference call will also be available on the Collectors Universe website www.collectors.com under Investor Relations: Earnings Conference Calls. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstone markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

Cautionary Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006 which we filed with the Securities and Exchange Commission on September 13, 2006 and our Quarterly Report on Form 10Q which we filed with the Securities and Exchange Commission on May 10, 2007. Due to such risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Contacts:
Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
jwallace@collectors.com

Brandi Piacente
Investor Relations
The Piacente Group, Inc.
212-481-2050
brandi@thepiacentegroup.com

- Financial Tables Follow -

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31, 2007	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$43,075	$52,110
Accounts receivable, net of allowance for doubtful accounts of $67 (March) and $37 (June)	1,609	1,753
Inventories, net	467	437
Prepaid expenses and other current assets	1,397	1,010
Customer notes receivable, net of allowance of $22 (March) and $16 (June)	2,180	3,797
Deferred tax assets	1,010	1,414
Receivables from sale of net assets of discontinued operations	92	196
Current assets of discontinued operations held for sale	54	83
Total current assets	49,884	60,800
Property and equipment, net	3,920	1,897
Goodwill	15,104	9,799
Intangible assets, net	7,249	4,674
Note receivable from sale of discontinued operations	252	321
Deferred tax assets	810	342
Other assets	519	388
	$77,738	$78,221
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,351	$907
Accrued liabilities	2,045	2,043
Accrued compensation and benefits	1,208	1,075
Income taxes payable	5	496
Deferred revenue	2,144	1,384
Current liabilities of discontinued operations held for sale	7	8
Total current liabilities	6,760	5,913
Deferred rent	475	402
Other long-term liabilities	40	--
Commitments and contingencies	--	--
Stockholders' equity:
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	--	--
Common stock, $.001 par value; 45,000 shares authorized; 8,464 issued and outstanding at March 31, 2007 and 8,350 (net of treasury shares) at June 30, 2006	9	8
Additional paid-in capital	76,451	76,909
Accumulated deficit	(5,997)	(3,990)
Treasury stock, at cost (125 shares)	--	(1,021)
Total stockholders' equity	70,463	71,906
	$77,738	$78,221

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Net revenues	$11,081	$10,022	$29,772	$26,294
Cost of revenues	5,138	4,088	13,861	10,578
Gross profit	5,943	5,934	15,911	15,716
Operating expenses:
Selling and marketing expenses	2,411	1,378	5,106	3,386
General and administrative expenses	3,729	3,152	11,389	9,343
Amortization of intangible assets	219	102	577	157
Total operating expenses	6,359	4,632	17,072	12,886
Operating income (loss)	(416)	1,302	(1,161)	2,830
Interest income, net	511	588	1,624	1,738
Other income	2	8	8	24
Income before income taxes	97	1,898	471	4,592
Provision for income taxes	165	804	336	1,965
Income (loss) from continuing operations	(68)	1,094	135	2,627
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	99	--	190	169
Net income	$31	$1,094	$325	$2,796

Net income per basic share:
Income (loss) from continuing operations	$(0.01)	$0.13	$0.02	$0.31
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	0.01	--	0.02	0.02
Net income	$--	$0.13	$0.04	$0.33

Net income per diluted share:
Income (loss) from continuing operations	$(0.01)	$0.12	$0.02	$0.30
Income from discontinued operations, net of gains on sales of discontinued businesses (net of income taxes)	0.01	--	0.02	0.02
Net income	$--	$0.12	$0.04	$0.32

Weighted average shares outstanding:
Basic	8,381	8,485	8,346	8,486
Diluted	8,587	8,822	8,612	8,807

SOURCE Collectors Universe, Inc.
-0-  05/11/2007
/CONTACT: Joe Wallace, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1245, jwallace@collectors.com; or Investor Relations, Brandi Piacente of The Piacente Group, Inc., +1-212-481-2050, brandi@thepiacentegroup.com, for Collectors Universe, Inc./ /Web site: http://www.collectors.com /
(CLCT)